Exhibit 99.13

FORM OF ELECTION FORM AND LETTER OF TRANSMITTAL
 AND INFORMATION BOOKLET

ANGIE’S LIST, INC.

[•], 2017

Dear Angie’s List, Inc. Stockholder:

This package is being mailed to you as a stockholder of record of Angie’s List, Inc., a Delaware corporation (“Angie’s List”), in connection with the acquisition of Angie’s List by ANGI Homeservices Inc., a Delaware corporation (“ANGI Homeservices”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 1, 2017 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Angie’s List, IAC/InterActiveCorp (“IAC”), ANGI Homeservices (f/k/a Halo TopCo, Inc.), and Casa Merger Sub, Inc., a wholly owned subsidiary of ANGI Homeservices (“Merger Sub”).  Pursuant to the Merger Agreement, IAC’s HomeAdvisor business will be combined with Angie’s List under a new publicly traded company to be called ANGI Homeservices.  In particular, the Merger Agreement provides for the acquisition of Angie’s List by ANGI Homeservices by way of the merger of Merger Sub with and into Angie’s List (the “Merger”), with Angie’s List continuing as the surviving company in the Merger and a wholly owned subsidiary of ANGI Homeservices.

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of Angie’s List common stock will be converted into the right to receive one of the following at the election of the holder in accordance with the procedures described in this packet, subject to proration procedures :

•                       one share of ANGI Homeservices Class A common stock (such election, the “Share Election,” and such consideration, the “Share Consideration”); or

•                       $8.50 in cash without interest (such election, the “Cash Election,” and such consideration, the “Cash Consideration”).

Upon completion of the Merger, Class A shares of ANGI Homeservices Inc. are expected to be listed on the NASDAQ Stock Market (“NASDAQ”) under the current Angie’s List ticker symbol, “ANGI.” Following the Merger, Angie’s List common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded.

Under the Merger Agreement, the aggregate cash payable in the Merger is capped at $130 million.  If the aggregate number of shares of Angie’s List common stock in respect of which the Cash Election was properly made is less than or equal to 15,294,118 shares, then all shares of Angie’s List common stock for which the Cash Election was properly made will be converted into the right to receive the Cash Consideration.  However, if the aggregate number of shares of Angie’s List common stock in respect of which the Cash Election was properly made exceeds 15,294,118 shares, then (i) all shares of Angie’s List common stock for which the Share Election was properly elected will be converted into the right to receive the Share Consideration and (ii) the number of shares of Angie’s List common stock of each stockholder of Angie’s List who properly elected to receive Cash Consideration that will be converted into the right to receive the Cash Consideration will be equal to the product obtained by multiplying (1) the number of shares for which such Angie’s List stockholder properly elected the Cash Consideration by (2) a fraction, the numerator of which is 15,294,118, and the denominator of which is the aggregate number of shares for which all Angie’s List stockholders properly elected the Cash Consideration, rounded to the nearest whole share.  All other shares of Angie’s List common stock (other than shares owned or held in treasury by Angie’s List, which will automatically be cancelled, retired and cease to exist for no consideration) will be converted into the right to receive the Share Consideration in the Merger, including any shares of Angie’s List common stock for which no election is properly made.

Angie’s List is holding a special meeting of stockholders on September 29, 2017 in order to seek the adoption of the Merger Agreement by the holders a majority of the outstanding shares of Angie’s List common stock.  You are separately being sent a proxy card with respect to this special meeting and the proxy statement/prospectus of Angie’s List and ANGI Homeservices dated [•], 2017 (as it may be amended from time to time, the “Proxy Statement/Prospectus”), which contains important information about ANGI Homeservices, Angie’s List and the Merger.  Pending receipt of Angie’s List stockholder approval and the satisfaction or waiver of the other closing conditions specified in the Merger Agreement, which are more fully described in the Proxy Statement/Prospectus, we currently expect that the Merger will be consummated in the fourth quarter of 2017.

Enclosed is an Election Form and Letter of Transmittal and related documents that pertain to the Merger.  In addition, enclosed is an Election and Transmittal Information Booklet for your reference.  In order to make an election, please complete, sign and return the Election Form and Letter of Transmittal, together with all stock certificate(s) (if applicable) representing your Angie’s List common stock or confirmation of book entry transfer, as applicable, together with any other documentation reasonably required by the exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), to the Exchange Agent at one of the addresses set forth below so that it is RECEIVED no later than 5:00 p.m. Eastern Time on September 28, 2017.  Do not send your election materials to Angie’s List, IAC, ANGI Homeservices, Merger Sub or Innisfree M&A Incorporated, Angie’s List’s information agent and proxy solicitor for the Merger (the “Information Agent”).

If delivering by first class mail:	If delivering by certified or overnight mail:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Corporate Actions Voluntary Offer	Attn: Corporate Actions Voluntary Offer
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

The deadline for submitting election forms (the “Election Deadline”) is 5:00 p.m. Eastern Time on September 28, 2017, the date of the Angie’s List special meeting, unless another date is agreed in advance by Angie’s List and IAC (in which case Angie’s List will reasonably promptly announce the rescheduled election deadline in a press release, on its website and in a filing with the Securities and Exchange Commission (the “SEC”)).  Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m. Eastern Time on the date of the Election Deadline.  You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (888) 750-5834.  You bear the risk of ensuring proper and timely delivery of your election form and any other required materials.  Therefore, we encourage you to submit your election materials promptly.  If you do not make a valid election for any reason you will be deemed to have elected to receive the Share Consideration in exchange for your Angie’s List shares in the Merger.

For a full discussion of the transactions and the effect of your election, see the Proxy Statement/Prospectus (which includes as an annex a copy of the Merger Agreement) that is being sent to you under separate cover.  BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS (INCLUDING THE MERGER AGREEMENT AND THE OTHER ANNEXES THERETO AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by Angie’s List and ANGI Homeservices through the website maintained by the SEC at www.sec.gov.  If you wish to request documents, you should do so at least five business days before the Election Deadline.  THE PROXY STATEMENT/PROSPECTUS IS DATED [•], 2017, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE.  However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the SEC by Angie’s List.  You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus.  We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you hold Angie’s List common stock through a broker, dealer, commercial bank, trust company or other fiduciary, you should also instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary (you may be subject to an earlier deadline for making your election with respect to such Angie’s List common stock).  Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions and to receive the appropriate instruction forms.

This Election Form and Letter of Transmittal is dated [•], 2017 and is first being mailed to stockholders of Angie’s List on or about [•], 2017.

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common stock or book-entry shares of Angie’s List, Inc.

This Election Form and Letter of Transmittal may be used to make an election only with respect to Angie’s List, Inc. (“Angie’s List”) common stock you hold, whether you hold shares in book entry form or certificated form.  You may receive additional Election Forms and/or Letters of Transmittal with respect to Angie’s List common stock held by you in another manner or in another name.  The deadline for submitting election forms (the “Election Deadline”) will be 5:00 p.m. Eastern Time on September 28, 2017, the date of the Angie’s List special meeting, unless another date is agreed in advance by Angie’s List and IAC (in which case Angie’s List will reasonably promptly announce the rescheduled election deadline in a press release, on its website and in a filing with the Securities and Exchange Commission).  Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m. Eastern Time on the date of the Election Deadline. You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (888) 750-5834.

Your Angie’s List Stock Certificates:

Locate the listed certificates.

Complete the box(es) on the reverse side to make an election to receive, for each share of Angie’s List common stock held by you, either (i) one share of ANGI Homeservices Class A common stock (such election, the “Share Election” and such consideration, the “Share Consideration”) or (ii) $8.50 in cash without interest (such election, the “Cash Election,” and such consideration, the “Cash Consideration”), which Cash Consideration is subject to proration as set forth in the Merger Agreement (as defined in the Instructions).  If no box is checked or you elect to make “No Election,” you will be deemed to have made a Share Election for your shares of Angie’s List common stock, upon the terms of and subject to the conditions of the Merger Agreement.

ELECTION CHOICES

I hereby elect to receive the following as consideration for each share of Angie’s List, Inc. common stock held in this account:

SHARE ELECTION (one share of ANGI Homeservices Inc. Class A common stock)

☐	Mark this box to elect to make a Share Election with respect to ALL of your Angie’s List, Inc. shares.

☐	Mark this box to elect to make a Share Election with respect to the following number of your Angie’s List, Inc. shares.
Please fill in the number of shares for which you would like to make a Share Election.

CASH ELECTION ($8.50 in cash without interest)

☐	Mark this box to elect to make a Cash Election with respect to ALL of your Angie’s List, Inc. shares

☐	Mark this box to elect to make a Cash Election with respect to the following number of your Angie’s List, Inc. shares.
Please fill in the number of shares for which you would like to make a Cash Election.

NO ELECTION

☐	Mark this box to make no election with respect to ALL of your Angie’s List, Inc. shares.

☐	Mark this box to elect to make no election with respect to the following number of your Angie’s List, Inc. shares.
Please fill in the number of shares for which you would like to make no election.

You will be deemed to have made the Share Election with respect to your Angie’s List, Inc. shares if:

A.	You fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail to properly make an election;

B.

A properly completed “Election Form and Letter of Transmittal,” together with your stock certificate(s), or a confirmation of book entry transfer, is not actually received by the Exchange Agent at or before the Election Deadline;

C.	You properly and timely revoke a prior election without making a new election; or

D.	You check the “No Election” box above.

Elections to receive the Cash Consideration will be subject to the proration procedures set forth in the Merger Agreement, such that Angie’s List, Inc. stockholders will receive in the aggregate no more than $130 million in cash.  Accordingly, depending on the elections made by the other stockholders of Angie’s List, Inc., unless you elect to receive exclusively Share Consideration, you may receive Share Consideration and Cash Consideration in a proportion different from what you request on your election form.

There is no requirement for any Angie’s List, Inc. stockholder to receive Cash Consideration in the Merger. If no Angie’s List, Inc. stockholder elects to receive the Cash Consideration, 100% of the consideration paid in the Merger will be in the form of Class A shares of ANGI Homeservices Inc. (other than cash in lieu of fractional shares, if applicable).

No guarantee can be made that you will receive the amount of Cash Consideration that you elect.  No guarantee can be made as to the value of the consideration received relative to the value of the Angie’s List, Inc. common stock being exchanged.  You are encouraged to obtain current market quotations for Angie’s List common stock when making your election.

ANGI Homeservices Inc. will not issue any fractional Class A shares of ANGI Homeservices Inc. in the Merger. Instead, in lieu of any fractional Class A shares, the Exchange Agent (as further described in the section entitled “The Merger Agreement—Exchange Agent; Exchange and Payment Procedures” of the Proxy Statement/Prospectus) will issue a cash payment (without interest) in an amount representing the applicable Angie’s List, Inc. stockholder’s proportionate interest in the net proceeds from the sale by the exchange agent of the aggregated amount of all such fractional Class A shares that would otherwise have been issued.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Election and Transmittal Information Booklet, together with your stock certificate(s) or confirmation of book entry transfer, by the Election Deadline.  Do not send your election materials to Angie’s List, IAC, ANGI Homeservices, Merger Sub or the Information Agent.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s).  If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title.  See Instructions 5, 6 and 7.

By signing below, I represent and warrant as follows:

(1) I have full power and authority to surrender the Angie’s List, Inc. shares represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, free and clear of all liens, claims and encumbrances.  I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my Angie’s List, Inc. shares.

(2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form and Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing Angie’s List, Inc. shares and all accompanying evidences of authority.  I agree that all questions as to validity, form and eligibility of any surrender of the Angie’s List, Inc. shares will be determined by the Exchange Agent.

(3) I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the Angie’s List, Inc. shares subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline.

(4) I acknowledge that, until I properly surrender the certificate(s) representing the Angie’s List, Inc. shares to which this Election Form and Letter of Transmittal relates or properly transfer such Angie’s List, Inc. shares in book-entry form, I will not receive any consideration issuable or payable in connection with the Merger.  Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Election and Transmittal Information Booklet.

Sign and provide your taxpayer ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov).  See Instruction 8.

Signature of owner	Signature of co-owner, if any
Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 6.

Unless the shares were tendered by the registered holder(s) of the common stock, or for the account of a member of a Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature
Name of Firm

Address of Firm — Please Print

INSTRUCTIONS

(Please read carefully all of the instructions below)

1. Delivery; Election Deadline:  For any election contained herein to be validly made, this Election Form and Letter of Transmittal, properly completed in accordance with these instructions and signed, together with either your stock certificate(s) or evidence of shares in book entry form, as applicable, and any other documentation reasonably required by the exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), must be sent to the Exchange Agent at one of the following addresses so that it is actually received by the Exchange Agent at or prior to the deadline for submitting election forms (the “Election Deadline”).

If delivering by first class mail:	If delivering by certified or overnight mail:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Corporate Actions Voluntary Offer	Attn: Corporate Actions Voluntary Offer
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Do not send such materials to IAC/InterActiveCorp (“IAC”), Angie’s List, Inc. (“Angie’s List”), ANGI Homeservices Inc. (f/k/a Halo TopCo, Inc.) (“ANGI Homeservices”), Casa Merger Sub, Inc. (“Merger Sub”) or Innisfree M&A Incorporated (the “Information Agent”) because they will not be forwarded to the Exchange Agent and your election will be invalid.  The method of delivery is at the option and risk of the surrendering stockholder.  Registered mail, appropriately insured, with return receipt requested, is suggested.  A return envelope is enclosed for your convenience.  Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) or book entry shares to the Exchange Agent.

The Election Deadline is 5:00 p.m. Eastern Time on September 28, 2017 which is the business day immediately prior to the date of the Angie’s List special meeting to be held in connection with the Merger, unless another date is agreed in advance by Angie’s List and IAC (in which case Angie’s List will reasonably promptly announce the rescheduled election deadline in a press release, on its website and in a filing with the Securities and Exchange Commission).  You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (888) 750-5834.  If you hold your Angie’s List common stock in “street name” or in another manner, you may be subject to an earlier deadline imposed by your broker, dealer, commercial bank, trust company or other fiduciary.  You bear the risk of ensuring proper and timely delivery.  Therefore, we encourage you to submit your election materials promptly.

The Exchange Agent will determine whether any Election Form and Letter of Transmittal is received on a timely basis and whether an Election Form and Letter of Transmittal has been properly completed.

2. Revocation or Change of Election Form:  Any Election Form and Letter of Transmittal may be revoked or changed by written notice from the stockholder submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent prior to the Election Deadline.  Revocations must specify the name in which your shares are registered on the stock transfer books of Angie’s List.  The Exchange Agent will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.  No election may be revoked or changed after the Election Deadline unless and until the Agreement and Plan of Merger, dated as of May 1, 2017 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Angie’s List, IAC, ANGI Homeservices, and Merger Sub is terminated.  See Instruction 4.  A revocation of an election prior to the Election Deadline is required in connection with any transfer of shares of Angie’s List common stock as to which an election has been properly made. As a result, following the Election Deadline, unless the Merger Agreement is terminated, Angie’s List stockholders will not be able to transfer (including by sale) any shares of Angie’s List common stock for which an election has been properly made.

3. Surrender of Original Certificate(s); Lost, Stolen or Destroyed Certificate(s):  For any election contained herein to be effective, this Election Form and Letter of Transmittal must be accompanied by the original stock certificate(s) evidencing your Angie’s List common stock and any required accompanying evidences of authority.  If your certificate(s) has been lost, stolen or destroyed, contact the Exchange Agent at (800) 546-5141 prior to submitting this Election Form and Letter of Transmittal. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated.  This Election Form and Letter of Transmittal and other required documentation cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been completed.

4. Termination of Merger Agreement:  Any and all elections will be automatically deemed revoked upon receipt by the Exchange Agent of written notice from Angie’s List and IAC that the Merger Agreement has been terminated in accordance with its terms. In the event of termination of the Merger Agreement, the Exchange Agent will promptly return stock certificate(s) representing Angie’s List common stock via registered mail or through a book entry transfer for shares held in street name.  The Exchange Agent and Angie’s List will use their commercially reasonable efforts to facilitate the return of such stock certificate(s) in the event of termination of the Merger Agreement, but return of certificate(s) other than by registered mail will only be made at the expense, written direction and risk of the requesting Angie’s List stockholder, accompanied by a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent.

5. Signatures:  If this Election Form and Letter of Transmittal is signed by the registered holder(s) of the shares surrendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) surrendered or on the assignment authorizing transfer, without alteration, enlargement or any change whatsoever.  Do not sign the stock certificate(s) because signatures are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares.  If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign the Election Form and Letter of Transmittal exactly as written on the face of the certificate(s).  If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms and Letters of Transmittal as there are different registrations.  Election Forms and Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary capacity who are not identified as such to the registration must be accompanied by proper evidence of the signatory’s authority to act.

6. Guarantee of Signatures:  No signature guarantee is required on this Election Form and Letter of Transmittal if (a) this Election Form and Letter of Transmittal is signed by the registered holder(s) (including any participant in The Depository Trust Company’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and Letter of Transmittal or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”).  In all other cases, all signatures on this Election Form and Letter of Transmittal must be guaranteed by an Eligible Institution.

7. Special Payment, Delivery and Issuance Instructions: If the applicable Merger consideration is to be made payable to or registered in a name other than the name(s) that appear(s) on the surrendered certificate(s) or other than the name(s) of the registered holder(s), please contact the Exchange Agent at (800) 546-5141. In such case, the Merger consideration will not be paid or registered to you unless you provide evidence that any applicable stock transfer or similar taxes have been paid or are not applicable.

8. Tax Withholding: Under U.S. federal income tax laws, the exchange agent may be required to withhold a portion of any payments made to certain Angie’s List stockholders pursuant to the Merger. In order to avoid such backup withholding, each Angie’s List stockholder that is a United States person (within the meaning of the Internal Revenue Code of 1986, as amended, a “United States person”), and, if applicable, each other United States payee, must provide the exchange agent with such stockholder’s or payee’s correct taxpayer identification number (“TIN”) and certify that such stockholder or payee is not subject to such backup withholding by completing the enclosed IRS Form W-9 or otherwise establish a basis for exemption from backup withholding. If the exchange agent is not provided with such stockholder’s or payee’s correct TIN or an adequate basis for exemption from backup withholding before payment is made, payments of cash made to such stockholder or payee may be subject to backup withholding at the applicable rate and such stockholder or payee may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”). See the enclosed IRS Form W-9 and the instructions thereto for additional information.

Certain stockholders or payees (including, among others, corporations and certain foreign persons) are not subject to these backup withholding requirements. Exempt stockholders or payees that are United States persons should indicate their exempt status on the enclosed IRS Form W-9. An Angie’s List stockholder or other payee that is not a United States person may qualify as an exempt recipient by providing the exchange agent with a properly completed appropriate IRS Form W-8, signed under penalties of perjury, attesting to such stockholder’s foreign status or by otherwise establishing an exemption. An appropriate IRS Form W-8 may be obtained from the exchange agent or the IRS website (www.irs.gov). Failure to complete IRS Form W-9 or the appropriate IRS Form W-8 may require the exchange agent to withhold a portion of the amount of any payments made pursuant to the Merger. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability, if any, of a person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in the overpayment of taxes, a payee may claim a refund or credit by timely submitting the required information to the IRS.

FAILURE TO COMPLETE AND RETURN THE ENCLOSED IRS FORM W-9 OR THE APPROPRIATE IRS FORM W-8 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE PURSUANT TO THE MERGER.

9.  Cash Allocation Addendum (Optional):  If you own different blocks of shares of Angie’s List common stock that you acquired at different times and/or at different prices, you may (but are not obligated to) complete the Cash Allocation Addendum included herewith and return it together with your Election Form and Letter of Transmittal to specify the order of priority in which your different blocks of shares of Angie’s List common stock are to be exchanged for cash you receive pursuant to the Merger, if any. The Cash Allocation Addendum may support your individual tax reporting position in the event the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. However, the Cash Allocation Addendum will have no effect on the amount of Share Consideration or Cash Consideration you will receive pursuant to the Merger, which will be determined solely by the election you make with respect to your shares and the proration procedures described in the Proxy Statement/Prospectus and as provided in the Merger Agreement.  None of Angie’s List, IAC or ANGI Homeservices, nor any of their respective affiliates, advisors or representatives can provide you with any assurances or advice regarding the tax consequences to you of submitting the Cash Allocation Addendum, including whether the IRS will accept the Cash Allocation Addendum as a basis for allocating shares of ANGI Homeservices Class A stock and cash among different blocks of shares of Angie’s List common stock exchanged for tax purposes. You should consult your own tax advisor before completing and signing the Cash Allocation Addendum. If any of your shares are held in “street name” through a broker, bank or other nominee, you should not complete the Cash Allocation Addendum. However, you may consult your broker, bank or other nominee regarding the feasibility of making a similar allocation with respect to such shares.

CASH ALLOCATION ADDENDUM (OPTIONAL)

This optional Cash Allocation Addendum (the “Addendum”) is made available to Angie’s List stockholders who hold different blocks of shares of Angie’s List common stock that were acquired at different times and/or at different prices.

Even if you elect to receive the Cash Consideration with respect to all of your shares of Angie’s List common stock, you may receive a combination of consideration that includes Share Consideration and Cash Consideration, given the proration procedures applicable to the aggregate Cash Consideration described in the Proxy Statement/Prospectus and as provided in the Merger Agreement.  You may designate, in the table below, the order of priority in which your different blocks of shares of Angie’s List common stock are to be exchanged for Cash Consideration you receive pursuant to the Merger, if any.

If you choose to submit this Addendum, please read the instructions set forth below, and then complete, sign and return this Addendum together with your Election Form.  THIS ADDENDUM MAY SUPPORT YOUR INDIVIDUAL TAX REPORTING POSITION IN THE EVENT THE MERGER QUALIFIES AS A “REORGANIZATION” WITHIN THE MEANING OF SECTION 368(A) OF THE CODE . HOWEVER, NOTHING IN THIS ADDENDUM WILL AFFECT THE AMOUNT OF SHARE CONSIDERATION OR CASH CONSIDERATION YOU RECEIVE PURSUANT TO THE MERGER, WHICH WILL BE DETERMINED SOLELY BY THE ELECTIONS YOU MAKE WITH RESPECT TO YOUR SHARES AND THE PRORATION PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AND AS PROVIDED IN THE MERGER AGREEMENT.  MOREOVER, THIS ADDENDUM IS PROVIDED SOLELY FOR THE CONVENIENCE OF ANGIE’S LIST STOCKHOLDERS, AND NONE OF ANGIE’S LIST, IAC OR ANGI HOMESERVICES, NOR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS OR REPRESENTATIVES IS PROVIDING ANY TAX ADVICE BY MAKING THIS ADDENDUM AVAILABLE TO YOU.  NONE OF ANGIE’S LIST, IAC OR ANGI HOMESERVICES, NOR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS OR REPRESENTATIVES, CAN PROVIDE YOU WITH ANY ASSURANCES OR ADVICE REGARDING THE TAX CONSEQUENCES TO YOU OF SUBMITTING THIS ADDENDUM OR ANY DESIGNATION MADE ON THIS ADDENDUM, INCLUDING WHETHER THE IRS WILL ACCEPT THIS ADDENDUM AS A BASIS FOR ALLOCATING SHARES OF ANGI HOMESERVICES CLASS A STOCK AND CASH AMONG DIFFERENT BLOCKS OF SHARES OF ANGIE’S LIST COMMON STOCK EXCHANGED FOR TAX PURPOSES.

Order of Priority for Allocation of Cash Consideration to Blocks of Shares of Angie’s List Common Stock

Block Number	Purchase Date	Number of Shares	Price Per Share	Total Purchase Price
1
2
3
4
5

Signature of Stockholder	Date

INSTRUCTIONS FOR COMPLETING THIS ADDENDUM:

1.                                      The foregoing table expresses your intent that cash will be treated as being allocated first to all the shares of Angie’s List common stock in Block Number 1, then to all the shares of Angie’s List common stock in Block Number 2, and so on, until all of the Cash Consideration you receive is allocated by this Addendum or until no more blocks of shares are designated by this Addendum, and that if there is enough cash to exchange for some but not all of the shares in a particular block, that cash will be allocated to the maximum possible number of shares within that particular block.

2.                                      Any block of shares that you include in this Addendum should consist only of shares that you acquired on the same date and for the same price per share.  If there is not enough space provided above, you may copy this Addendum as many times as necessary and complete and sign each copy in accordance with these instructions, adjusting the “Block Numbers” as appropriate.

3.                                      Under “Purchase Date,” provide the date on which you acquired the corresponding block of shares of Angie’s List common stock.

4.                                      Under “Number of Shares,” provide the number of shares of Angie’s List common stock that you acquired on the same date for the same price.

5.                                      Under “Price Per Share” and “Total Purchase Price,” provide the price per share and the total purchase price of the corresponding block of shares of Angie’s List common stock.

This Addendum is provided solely for the convenience of Angie’s List stockholders to support their individual tax reporting positions.  The blocks of shares that you include in this Addendum, and the order in which you list those blocks, may affect how you are taxed in connection with the Merger in the event the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.  Whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code will depend, among other facts, on the relative fair market values at the Closing of the aggregate Cash Consideration, if any, and the aggregate Share Consideration into which shares of Angie’s List common stock are converted pursuant to the Merger and, accordingly, will not be known prior to the Closing.  It is anticipated that information regarding the qualification of the Merger as a “reorganization” or as part of an overall exchange described in Section 351(a) of the Code will be made available on IRS Form 8937 following the Closing.

None of Angie’s List, IAC or ANGI Homeservices, nor any of their respective affiliates, advisors or representatives, can provide you with any assurances or advice regarding the tax consequences to you of submitting this Addendum or any designation made on this Addendum, including whether the IRS will accept this Addendum as a basis for allocating shares of ANGI Homeservices Class A stock and cash among different blocks of shares of Angie’s List common stock exchanged for tax purposes.  As a result, it is important that you consult your own tax advisor before completing this Addendum.  You should also read the section in the Proxy Statement/Prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157.

ELECTION FORM AND LETTER OF TRANSMITTAL INFORMATION BOOKLET

This information booklet from Angie’s List, Inc. (“Angie’s List”) is provided to stockholders of Angie’s List.  It answers frequently asked questions, briefly describes your options and provides information and instructions on how to make your election and submit your stock certificate(s).  We urge you to read all of the instructions to the enclosed Election Form and Letter of Transmittal carefully and review the Frequently Asked Questions below, as well as the proxy statement/prospectus of Angie’s List and ANGI Homeservices Inc. (“ANGI Homeservices”) dated [•], 2017 (as it may be amended from time to time, the “Proxy Statement/Prospectus”), which contains important information about ANGI Homeservices, Angie’s List and the Merger, including a copy of the Agreement and Plan of Merger, dated as of May 1, 2017 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Angie’s List, IAC/InterActiveCorp (“IAC”), ANGI Homeservices, and Casa Merger Sub, Inc. (“Merger Sub”), pursuant to which IAC’s HomeAdvisor business will be combined with Angie’s List under a new publicly traded company to be called ANGI Homeservices Inc.  The Proxy Statement/Prospectus is being sent to you under separate cover. After reviewing these materials, please complete the Election Form and Letter of Transmittal and send it in the enclosed envelope to the exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”). If you have additional questions after reading these materials, you should contact the information agent, Innisfree M&A Incorporated (the “Information Agent”), at (888) 750-5834.

The deadline for submitting election forms (the “Election Deadline”) is 5:00 p.m. Eastern Time on September 28, 2017, the business day immediately prior to the date of the Angie’s List special meeting, unless another date is agreed in advance by Angie’s List and IAC (in which case Angie’s List will reasonably promptly announce the rescheduled election deadline in a press release, on its website and in a filing with the Securities and Exchange Commission (the “SEC”)).  Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m. Eastern Time on the date of the Election Deadline.  You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (888) 750-5834.

FREQUENTLY ASKED QUESTIONS

1. Why have I been sent an Election Form and Letter of Transmittal?

As further described in the Proxy Statement/Prospectus, which we urge you to read carefully, the Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and the Contribution Agreement by and between IAC and ANGI Homeservices, prior to the consummation of the Merger, IAC will contribute its HomeAdvisor business, along with cash sufficient to fund the aggregate Cash Consideration, if any, to ANGI Homeservices in exchange for Class B shares of ANGI Homeservices (such contribution, the “Contribution” and such Class B share issuance, the “IAC Share Issuance.”).  The Merger Agreement also provides for the acquisition of Angie’s List by ANGI Homeservices by way of the merger of Merger Sub with and into Angie’s List (the “Merger”), with Angie’s List continuing as the surviving company in the Merger and a wholly owned subsidiary of ANGI Homeservices.  Pursuant to the Merger Agreement, at the effective time of the Merger, each share of Angie’s List common stock will be converted into the right to receive one of the following, at the election of the holder in accordance with the Merger Agreement and the enclosed instructions:

•              one share of ANGI Homeservices Class A common stock (such election, the “Share Election,” and such consideration, the “Share Consideration”); or

•              $8.50 in cash without interest (such election, the “Cash Election,” and such consideration, the “Cash Consideration”), subject to proration as set forth in the Merger Agreement.

Under the Merger Agreement, the aggregate cash payable in the Merger is capped at $130 million.  If the aggregate number of shares of Angie’s List common stock in respect of which the Cash Election was properly made is less than or equal to 15,294,118 shares, then all shares of Angie’s List common stock for which the Cash Election was properly made will be converted into the right to receive the Cash Consideration.  However, if the aggregate number of shares of Angie’s List common stock in respect of which the Cash Election was properly made exceeds 15,294,118 shares, then (i) all shares of Angie’s List common stock for which the Share Election was properly elected will be converted into the right to receive the Share Consideration and (ii) the number of shares of Angie’s List common stock of each stockholder of Angie’s List who properly elected to receive Cash Consideration that will be converted into the right to receive the Cash Consideration will be equal to the product obtained by multiplying (1) the number of shares for which such Angie’s List stockholder properly elected the Cash Consideration by (2) a fraction, the numerator of which is 15,294,118, and the denominator of which is the aggregate number of shares for which all Angie’s List stockholders properly elected the Cash Consideration, rounded to the nearest whole share.  All other shares of Angie’s List common stock (other than shares owned or held in treasury by Angie’s List, which will automatically be cancelled, retired and cease to exist for no consideration) will be converted into the right to receive the Share Consideration in the Merger, including any shares of Angie’s List common stock for which no election is properly made.

The closing price of Angie’s List common stock as of August 25, 2017 was $12.17 per share. You are encouraged to obtain current market quotations for Angie’s List common stock prior to making any election.

The Merger will result in Angie’s List becoming a wholly owned subsidiary of ANGI Homeservices.  For a full discussion of the proposed transactions and the effect of your election, see the Merger Agreement and the Proxy Statement/Prospectus. BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by Angie’s List and ANGI Homeservices through the website maintained by the SEC at www.sec.gov.  If you wish to request documents, you should do so at least five business days before the Election Deadline.  THE PROXY STATEMENT/PROSPECTUS IS DATED [•], 2017, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE.  However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the SEC by Angie’s List and ANGI Homeservices.  You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus.  We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you have any questions regarding the election materials, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY  10022

All Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

An Election Form and Letter of Transmittal will be mailed to each stockholder holding Angie’s List common stock as of the record date.  It is to be used to make a Share Election, Cash Election or no election and to surrender stock certificate(s).  If you also hold shares with a broker, dealer, commercial bank, trust company or other fiduciary, you will receive separate instructions from that broker, dealer, commercial bank, trust company or other fiduciary.

2. What is the Election Form and Letter of Transmittal?

The enclosed Election Form and Letter of Transmittal does two things.  First, when properly delivered in accordance with these instructions, it allows you to elect your preferred form of consideration for your Angie’s List common stock in the Merger.  Second, it allows you to surrender your stock certificate(s) (if applicable) in order to make such election and to receive payment for the Angie’s List common stock that you own.

3. How do I complete the Election Form and Letter of Transmittal?

The Election Form and Letter of Transmittal is divided into separate sections.  Instructions for completing each section are set forth in the Election Form and Letter of Transmittal, where applicable.

When completed, please sign and date the Election Form and Letter of Transmittal and send it to Exchange Agent in the enclosed envelope along with your stock certificate(s) (if applicable) so that you can make your election to receive the Share Consideration, the Cash Consideration, or a combination thereof.  Please see Question 14 for important information concerning the transmittal of your Election Form and Letter of Transmittal to the Exchange Agent.  Please note that if your shares are held jointly, signatures of both owners are required.

In accordance with the terms of the Merger Agreement, the Election Form and Letter of Transmittal authorizes the Exchange Agent to take all actions necessary to accomplish the delivery of the shares of ANGI Homeservices Class A common stock and/or cash in exchange for your Angie’s List common stock.

Please return your stock certificate(s) (if applicable) along with the Election Form and Letter of Transmittal in the enclosed envelope.  Do not sign the back of your stock certificate(s), except in those circumstances described in Instruction 7 on the Instruction Letter.

4. How do I make an election if I hold my shares through a broker, dealer, commercial bank, trust company or other fiduciary?

If you hold your Angie’s List common stock through a broker, dealer, commercial bank, trust company or other fiduciary, you should instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary.  An election will not be made on your behalf absent your instructions.  You may be subject to an earlier deadline for making your election.  Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions.

5. When is my Election Form and Letter of Transmittal due?

Your Election Form and Letter of Transmittal and your stock certificate(s) (if applicable) must be RECEIVED by the Exchange Agent by the Election Deadline, which will be 5:00 p.m., Eastern Time on September 28, 2017, the  business day immediately prior to the date of Angie’s List special meeting, unless another date is agreed in advance by Angie’s List and IAC (in which case Angie’s List will reasonably promptly announce the rescheduled election deadline in a press release, on its website and in a filing with the SEC).  You may also obtain up-to-date information regarding the Election Deadline by calling the Information Agent at (888) 750-5834.

If you hold your shares through a broker, bank, commercial bank, trust company or other fiduciary, you must return your election instructions to them in time for them to respond by the Election Deadline.  Please refer to the instructions provided by your broker, bank, commercial bank, trust company or other fiduciary.

6. What if I do not send a form of election or it is not received?

If you do not make a valid election with respect to any Angie’s List common stock you own of record, after completion of the proposed transactions you will receive written instructions from the Exchange Agent on how to exchange your Angie’s List common stock for the Share Consideration.

If you do not make a valid election for any reason, you will be deemed to have elected to receive the Share Consideration in exchange for your Angie’s List shares in the Merger.  You will be deemed to have made a non-election if:

•                  You fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail to properly make an election;

•                  A properly completed “Election Form and Letter of Transmittal,” together with your stock certificate(s) (if applicable) or a confirmation of book entry transfer, is not received by the Exchange Agent at or before the Election Deadline;

•                  You properly and timely revoke a prior election without making a new election; or

•                  You check the “No Election” box on the Election Form.

You bear the risk of proper and timely delivery.

7. I have received more than one set of election materials related to the Merger Agreement in connection with the election.  Do I need to complete them all?

Yes.  If you received more than one set of election materials, this indicates that you own shares in more than one manner or that you own shares in more than one name.  For example, you may have shares registered directly with Angie’s List, you may own Angie’s List common stock through a third party, such as a broker, or you may own stock in both a single name and a joint name.  Each set of election materials you receive is specific to the manner in which you hold your Angie’s List common stock.  Failure to properly complete an Election Form (and Letter of Transmittal, as the case may be) means that no election will be made with respect to Angie’s List common stock to which that Election Form (and Letter of Transmittal, if applicable) applies and you will be deemed to have elected to receive the Share Consideration with respect to such Angie’s List common stock.

8. Can I change my election after the Election Form and Letter of Transmittal have been submitted?

Yes.  You may revoke or change your election prior to the Election Deadline by submitting a written notice of revocation to the Exchange Agent or by submitting a properly completed and signed revised election form.  Revocations must specify the name in which your shares are registered on the share transfer books of Angie’s List and such other information as the Exchange Agent may request.  If you instructed a broker, dealer, commercial bank, trust company or other fiduciary to submit an election for your shares, you must follow the directions of your broker, dealer, commercial bank, trust company or other fiduciary for changing those instructions.  Whether you revoke or change your election by submitting a written notice of revocation or by submitting a properly completed and signed revised election form, the notice or materials must be received by the Exchange Agent by the Election Deadline in order for the revocation or new election to be valid.

9. Am I guaranteed to receive what I ask for on the Election Form?

No.  Your election is subject to proration procedures, adjustments and certain limitations as set forth in the Merger Agreement.  At the effective time of the Merger (the “Effective Time”), each share of Angie’s List common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder in accordance with the Merger Agreement and these instructions, (i) the Share Consideration or (ii) the Cash Consideration.  Under the Merger Agreement, the aggregate Cash Consideration is capped at $130 million.  If the aggregate number of shares of Angie’s List common stock in respect of which the Cash Election is properly elected is less than or equal to 15,294,118 shares, then all shares of Angie’s List common stock for which the Cash Election was properly elected will be converted into the right to receive the Cash Consideration.  However, if the aggregate number of shares of Angie’s List common stock in respect of which the Cash Election is properly elected exceeds 15,294,118 shares, then (i) all shares of Angie’s List common stock for which the Share Election was properly elected will be converted into the right to receive the Share Consideration and (ii) the number of shares of Angie’s List common stock of each stockholder of Angie’s List who properly elected to receive Cash Consideration that will be converted into the right to receive the Cash Consideration will be equal to the product obtained by multiplying (1) the number of shares for which such Angie’s List stockholder properly elected to receive the Cash Consideration by (2) a fraction, the numerator of which is 15,294,118, and the denominator of which is the aggregate number of shares for which all Angie’s List stockholders properly elected to receive the Cash Consideration, rounded to the nearest whole share.  All other shares of Angie’s List common stock (other than shares owned or held in treasury by Angie’s List, which will automatically be cancelled, retired and cease to exist for no consideration) will be converted into the right to receive the Share Consideration in the Merger, including any shares of Angie’s List common stock for which no election is properly made.

As an illustration of this possible outcome, if the Exchange Agent has received proper Cash Elections (not properly withdrawn) for the Cash Consideration in respect of 25,000,000 shares of Angie’s List common stock as of the Election Deadline, then an Angie’s List stockholder who properly made the Cash Election to receive the Cash Consideration in respect of 10 shares of Angie’s List common stock will receive the Cash Consideration in respect of six of those shares (or $51 in the aggregate), and the Share Consideration in respect of the other four shares for which Cash Election was made for the Cash Consideration.  This illustrative proration is calculated as the product of (i) the quotient of 15,294,118 divided by 25,000,000 (the number of shares for which the Cash Election was properly made for the Cash Consideration), which equals 0.611765, multiplied by (ii) 10, the number of shares of Angie’s List common stock in respect of which the hypothetical stockholder properly made the Cash Election for the Cash Consideration.  This amount (6.12) is then rounded to the nearest whole number, which is 6, and the stockholder will receive $51 in exchange for six shares of Angie’s List common stock (i.e., 6 multiplied by $8.50).  Had the aggregate Cash Consideration cap not been exceeded (i.e., if the Cash Election was properly made for the Cash Consideration in respect of 15,294,118 or fewer shares of Angie’s List common stock in the aggregate), then the hypothetical stockholder would have received $85 in cash, without interest, in respect of such stockholder’s 10 shares, and no Share Consideration.

Angie’s List stockholders who fail to make a valid election for any reason will be deemed to have elected to receive the Share Consideration in exchange for such stockholder’s Angie’s List shares.

There also can be no guarantee as to the value of the merger consideration you receive relative to the value of the Angie’s List common stock you are exchanging.  You should obtain current market quotations for Angie’s List common stock.

10. Will I receive any fractional shares?

No.  ANGI Homeservices will not issue any fractional Class A shares of ANGI Homeservices in the Merger.  Instead, in lieu of any fractional Class A shares, the Exchange Agent will issue a cash payment (without interest) in an amount representing the applicable Angie’s List stockholder’s proportionate interest in the net proceeds from the sale by the Exchange Agent of the aggregated amount of all such fractional Class A shares that would otherwise have been issued.

11. How long will it take to receive the merger consideration after the Merger is completed?

After the effective time of the Merger, upon the surrender of your stock certificate(s) (if applicable) (or effective affidavits of loss in lieu of such stock certificate(s)), together with a properly completed Letter of Transmittal, together with your stock certificate(s) (if applicable) or confirmation of book entry transfer, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, you will receive the cash and/or shares of ANGI Homeservices common stock as soon as practicable from the Exchange Agent.

Shares of ANGI Homeservices common stock will be issued via a Direct Registration System stock distribution statement.  You will not receive a stock certificate unless requested.

ANGI Homeservices and Angie’s List hope to complete the transactions as soon as reasonably practicable and currently expect the Merger to be consummated in the fourth quarter of 2017.  However, the transactions are subject to the satisfaction or waiver of certain conditions, as described in the Proxy Statement/Prospectus and the Merger Agreement, and it is possible, including as a result of factors outside the control of ANGI Homeservices, IAC and Angie’s List, that the Merger will not be completed on the expected timeframe or at all.

12. What if I cannot locate my stock certificate(s)?

If any of your certificate(s) representing Angie’s List common stock has been lost, stolen or destroyed, contact Computershare Trust Company, N.A. at (800) 962-4284 before making your election.  See Instruction 3 on the Instruction Letter.

13. What are the tax consequences associated with each of the election options?

It is intended that either (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or, (ii) the Merger, when combined with the Contribution and the IAC Share Issuance (each as defined in the Merger Agreement), qualify as an exchange described in Section 351(a) of the Code.  It is a condition to the obligation of Angie’s List to effect the Merger that Angie’s List receive a written opinion from its counsel,

Sidley Austin LLP, to the effect that either (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Merger, when combined with the Contribution and the IAC Share Issuance, will qualify as an exchange described in Section 351(a) of the Code. Accordingly, assuming the receipt and accuracy of such opinion, the material U.S. federal income tax consequences to U.S. holders of Angie’s List common stock generally are as follows:

•                  If a U.S. holder receives solely shares of ANGI Homeservices Class A common stock in exchange for its shares of Angie’s List common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of fractional shares of ANGI Homeservices Class A common stock.

•                  If a U.S. holder receives solely cash in exchange for its shares of Angie’s List common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted tax basis in such Angie’s List shares.

•                  If a U.S. holder receives a combination of ANGI Homeservices Class A common stock and cash in exchange for its shares of Angie’s List common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the ANGI Homeservices Class A common stock and cash received by such holder exceeds such holder’s adjusted tax basis in its shares of Angie’s List common stock surrendered and (ii) the amount of cash received by such holder.

Holders of Angie’s List common stock should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus for a more complete discussion of the U.S. federal income tax consequences of the Merger, including the discussion applicable to holders of Angie’s List common stock that acquired blocks of Angie’s List common stock at different times or different prices.  Holders of Angie’s List common stock should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Angie’s List common stock pursuant to the Merger.

14. How should I send in my signed documents and stock certificates?

An envelope addressed to the Exchange Agent is enclosed with this package.  You may use this envelope to return your Election Form and Letter of Transmittal, your stock certificate(s) (if applicable) and any additional documentation that may be required to make your election complete.  If you do not have the envelope, you may send such materials to:

If delivering by first class mail: Computershare Trust Company, N.A. c/o Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by certified or overnight mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

If you are mailing stock certificate(s), we recommend that they be sent (using the return envelope provided) by registered mail, properly insured, with return receipt requested.  You may instead choose to send your documentation to the Exchange Agent by an overnight delivery service, also properly insured.  The amount of insurance that may be purchased from overnight delivery services may be greater than the amount that is available if you send the documents by mail.  Please do not return any documents to Angie’s List, IAC, ANGI Homeservices, Merger Sub or the Information Agent.

Until your stock certificate(s), if applicable, are actually received by the Exchange Agent, delivery is not effected; you will continue to hold title to the certificate(s) and bear the risk of loss.

15. Will there be any fees associated with the exchange of my shares for the merger consideration?

There will not be any fees associated with the exchange, except in certain limited circumstances, unless you need to replace lost, stolen or destroyed stock certificate(s) or request a check or certificate representing ANGI Homeservices common stock in a name(s) other than your name.

16. How do I change my address on the Election Form and Letter of Transmittal?

Mark through any incorrect address information that is printed on the front of the Election Form and Letter of Transmittal. Clearly print the correct address in the area beside the printed information. If you would like to receive your payment at a different address from that imprinted on the front of the Election Form and Letter of Transmittal, please contact the Information

Agent at (888) 750-5834.

17. What do I do if I want part or all of the merger consideration paid or issued to someone else?

Please contact the Exchange Agent at (800) 546-5141.

18. Who do I call if I have additional questions?

You may contact the Information Agent at (888) 750-5834.